Exhibit 1

Japan Bank for International

Cooperation

This description of Japan Bank for International Cooperation is dated December 20, 2004 and appears as Exhibit 1 to its Annual Report on Form 18-K to the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report of Japan Bank for International Cooperation filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to Japan Bank for International Cooperation is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from Japan Bank for International Cooperation by telephoning 813-5218-3304. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on December 16, 2004 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was ¥104.27 =$1.00, and the noon buying rate on December 16, 2004 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥104.36 = $1.00.

References to fiscal years of Japan Bank for International Cooperation are to the 12-month periods beginning on April 1 of the year indicated. Japan Bank for International Cooperation was established on October 1, 1999, and its initial fiscal period was the six months ended March 31, 2000.

Figures in tables may not add up to totals due to rounding.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Japan Bank for International Cooperation (the “Bank”) was established on October 1, 1999 as a governmental financial institution. The Bank’s name and basic mandate are provided by the Japan Bank for International Cooperation Law (the “JBIC Law”). The Bank is the result of a merger between The Export-Import Bank of Japan (“JEXIM”) and the Overseas Economic Cooperation Fund, Japan (“OECF”). The Bank’s purpose, as set forth in Article 1 of the JBIC Law, is to contribute to the sound development of Japan and the international economy and society, by promoting Japan’s exports and imports and overseas economic activities, contributing to the stability of the international financial order, and contributing to the economic and social development and economic stability of developing regions overseas. The Bank carries out the following operations formerly conducted by JEXIM and OECF:

•	“International financial operations” (succeeded from JEXIM) — contributing to the promotion of Japanese exports and imports as well as Japanese economic activities overseas, and to the stability of international financial order; and

•	“Overseas economic cooperation operations” (succeeded from OECF) — supporting self-reliant development efforts in developing countries.

CAPITALIZATION

Reflecting the different objectives of the international financial operations and the overseas economic cooperation operations, the JBIC Law provides that the Bank maintain two separate accounts for the respective operations (i.e., the international financial account and the overseas economic cooperation account). The capital of each account is segregated, and the reserves of each account can be appropriated only for losses in that account.

In respect of the international financial account, under the JBIC Law, the Bank is authorized to borrow up to an amount equal to 10 times the total of the capital and statutory reserve funds of the international financial account. As of March 31, 2004, total borrowings were ¥7,643 billion, representing 47.1% of the Bank’s borrowing authority on that date.

In respect of the overseas economic cooperation account, under the JBIC Law, the Bank is authorized to borrow up to an amount equal to three times the total of the capital and statutory reserve funds of the overseas economic cooperation account. As of March 31, 2004, total borrowings were ¥4,391 billion, representing 21.8% of the Bank’s borrowing authority on that date.

The capitalization of the Bank, its international financial account and its overseas economic cooperation account as of March 31, 2004 was as follows:

Capitalization - The Bank

(millions of yen)
Long-term borrowings from the Government	¥10,392,925
Bonds and notes	1,641,318

Total long-term borrowings(1)	12,034,243

Capital and reserves:
Capital of the account for international financial operations	985,500
Capital of the account for overseas economic cooperation operations	6,704,644
Reserve of the account for international financial operations	638,582
Reserve of the account for overseas economic cooperation operations	20,667

Total capital and reserves	8,349,394
Total capitalization	¥20,383,638

(1)	Includes current maturities.

Capitalization - International Financial Account

(millions of yen)
Long-term borrowings from the Government	¥6,027,018
Bonds and notes	1,616,318

Total long-term borrowings(1)	7,643,336

Capital and reserve:
Capital	985,500
Reserve	638,582

Total capital and reserve	1,624,082

Total capitalization	¥9,267,418

(1)	Includes current maturities.

Capitalization - Overseas Economic Cooperation Account

(millions of yen)
Long-term borrowings from the Government	¥4,365,907
Bonds and notes	25,000

Total long-term borrowings(1)	4,390,907

Capital and reserve:
Capital	6,704,644
Reserve	20,667

Total capital and reserve	6,725,312

Total capitalization	¥11,116,219

(1)	Includes current maturities.

STATEMENTS OF EARNINGS

The statements of earnings of the Bank and its international financial and overseas economic cooperation accounts are set forth on pages 34, 37 and 40.

BUSINESS

The Bank’s Missions

The JBIC Law provides two distinct missions of the Bank, which correspond to the respective operations that the Bank assumed from its predecessor entities, the Export-Import Bank of Japan, or JEXIM, and the Overseas Economic Cooperation Fund, or OECF: (1) to provide Japanese corporations with export loans, import loans, overseas investment loans, untied loans and equity participation in overseas projects (“international financial operations”); and (2) to provide financial assistance including Japanese official development assistance (“ODA”) loans with the basic tenet of providing concessionary long-term, low-interest funds needed for the self-help efforts of developing countries, including their economic and social infrastructure development and stabilization of their economies (“overseas economic cooperation operations”).

The Bank’s Predecessors

Pursuant to the JBIC Law, JEXIM and OECF were dissolved upon the establishment of JBIC on October 1, 1999. Also pursuant to the JBIC Law, all of the rights and obligations of JEXIM and OECF were assigned to and assumed by JBIC.

The Export-Import Bank of Japan

JEXIM was established in 1950 as a governmental financial institution. Its name and basic mandate were set by the Export-Import Bank of Japan Law in 1952. JEXIM’s purpose was to facilitate Japan’s economic interchange with foreign countries by providing a wide range of financial facilities to supplement and encourage financing by commercial banks and other financial institutions in Japan. Its activities were mainly the following: supporting the Japanese companies’ activities such as the export of ships, plants and equipment, the development and import into Japan of natural resources, the import of manufactured goods, overseas investment and extending untied direct loans to developing countries.

The Overseas Economic Cooperation Fund, Japan

OECF was established in 1961 as a governmental organization. OECF’s purpose was to promote Japan’s overseas economic cooperation by providing concessionary funds for industrial development and economic stability of developing countries. OECF traditionally provided developing countries with assistance for economic and social infrastructure development, environmental conservation and human resources development. Also, as one of the primary organizations implementing support policies, OECF (and later the Bank) in recent years placed special emphasis on avoidance of balance-of-payments crises, creation of employment, economic recovery and alleviation of poverty.

Government Control and Supervision

The Bank’s capital is wholly owned by the Japanese Government, and the Bank is under Japanese Government control and supervision in conducting its operations.

The Minister of Finance and the Minister of Foreign Affairs have supervisory power over the Bank. The Governor and Auditors of the Bank are appointed by the Minister of Finance.

The Minister of Finance draws up a budget for the government fiscal investment and loan program (“zaito”) each year that determines the allocation of funds to institutions like the Bank which implement government policy. The Bank’s budget of revenues and expenditures is included in the Government Agencies Budget for that fiscal year and need to be passed through the Diet. The Government may, within the limits of the budget, provide additional equity and may grant to the Bank an amount corresponding to a part of the expenses required for the overseas economic cooperation operations. The Bank’s accounts are audited by the Bank’s Auditor and are submitted to the Diet after examination by the Board of Audit, an independent government body.

Until the year ended March 31, 2001, the Bank’s lending operations were financed in part by funds from the program of the Japanese Government and issuances of the Bank’s bonds in the international market explicitly guaranteed by the Japanese Government. Effective April 1, 2001, the zaito program was changed from a system in which funds provided to the Bank and other relevant agencies were derived from the Government Trust Fund Bureau and Postal Life Insurance Accounts to a system in which these agencies, including the Bank, also seek to raise funds in the capital markets rather than relying on the zaito funds.

In light of this change in the zaito program, the Bank intends to diversify its fund raising sources by issuing bonds without a guarantee from the Japanese Government in the Japanese domestic market, continuing to seek borrowings from the Japanese Government, and issuing bonds guaranteed by the Japanese Government in the international market. In the fiscal year ending March 31, 2005, the Bank currently plans to issue (1) up to an equivalent of $2.2 billion in aggregate principal amount of bonds guaranteed by the Japanese Government in international markets and (2) up to ¥240 billion in aggregate principal amount of bonds without a guarantee from the Japanese Government in the Japanese market.

International Financial Operations

As a governmental institution, the Bank conducts its international financial operations to support the Japanese Government’s basic external economic policies. The Bank has taken over JEXIM’s basic responsibilities with respect to its international financial operations: (1) Export Loans, (2) Import Loans, (3) Overseas Investment Loans, (4) Untied Loans, and (5) Guarantees, etc.

The Minister of Finance has supervisory powers with regard to the Bank’s international financial operations and may require it to make reports as to its operations or examine its books and records whenever the Minister deems it necessary. On the basis of any such report or examination, the Minister of Finance may issue such orders to the Bank concerning its business as the Minister deems necessary for the enforcement of the JBIC Law.

Overseas Economic Cooperation Operations

The Bank’s overseas economic cooperation operations provide Japan’s ODA loans and private-sector investment finance. The Bank’s overseas economic cooperation operations are the cornerstone of Japan’s ODA. The Bank’s policy for executing its overseas economic cooperation operations is based on Japanese government policy, and on the Medium-Term Strategy for Overseas Economic Operations, and is made public after the approval of the Minister of Foreign Affairs. As set forth in the Bank’s Medium-Term Strategy for Overseas Economic Operations, ODA loan operations will place priority on the following seven areas(1) Strengthening Support for Poverty Reduction, (2) Developing Infrastructure for Economic Growth, (3) Supporting Environmental Improvement and Anti-Pollution Measures, (4) Addressing Global Issues, (5) Supporting Human Resource Development, (6) Supporting the Dissemination of Information Technology in Developing Countries, (7) Supporting Provincial Development.

The Minister of Foreign Affairs has supervisory powers with regard to the Bank’s overseas economic cooperation operations and may require the Bank to make reports as to its operations or examine its books and records whenever the Minister deems it necessary. On the basis of any such report or examination, the Minister of Foreign Affairs may issue such orders to the Bank concerning its business as the Minister deems necessary for the enforcement of the JBIC Law.

Recent Developments Regarding Special Public Institutions

Recently the Japanese government has discussed reforming governmental financial institutions and other government-affiliated institutions, which are collectively referred to as special public institutions, including the Bank. The “Public Sector Reform Program Outline” adopted by a cabinet meeting on December 1, 2000, requires that the businesses and organizational forms of all special public institutions undergo a thorough review in light of the recent changes in Japan’s social and economic conditions. Based upon that review, the reorganization and rationalization plan for special public institutions was formulated in fiscal year 2001. Furthermore, the outline calls for the adoption of any necessary measures, including enactment of new laws, by the end of fiscal year 2005 in order to implement the reorganization and rationalization plan. To promote reform of special public institutions, the Basic Law Concerning Reform of Special Public Institutions, which provides for, among other matters, formulation of the reorganization and rationalization plan for special public institutions and establishment of a Special Public Institutions Reform Promotion Headquarters, was promulgated in June 2001.

In order to implement “Public Sector Reform Program Outline” issued in December 2000, the Cabinet Headquarters for Administrative Reform, which was established in January 2001 to handle the administrative reform special project, listed the types of businesses conducted by the special public institutions and the matters to be reviewed for the respective types of businesses in April 2001. In June 2001, the Cabinet Headquarters for Administrative Reform completed and released an Interim Report Regarding the Review of the Special Public Institutions’ Businesses. On December 18, 2001, the Special Public Institutions Reform Promotion Headquarters adopted the Reorganization and Rationalization Plan for Special Public Institutions.

In the Reorganization and Rationalization Plan for Special Public Institutions, which was approved by a cabinet meeting on December 19, 2001, the reform concerning the businesses and organizational forms of special public institutions (including their abolition, integration or privatization) is detailed. With respect to the businesses of the Bank, the following plans were suggested to the Bank in the Reorganization and Rationalization Plan for Special Public Institutions:

International Financial Operations

One of the basic reform principles is to “let private entities handle as much as they are capable of doing.” In line with this policy, the Bank should review the scope of its operations in order to cut back the scale of its operations and take measures to seek to liquidify and/or securitize its loan assets to compress its outstanding loans.

With respect to individual categories of our international financial operations, the reform calls on the Bank to take the following actions:

Export Loans: use guarantees more actively; discontinue new transactions related to advanced industrialized nations; and adjust as appropriate lending terms and conditions, such as the percentage of co-financing.

Import Loans: discontinue new transactions unrelated to natural resources (but actively use guarantees with respect to items that are essential to the Japanese economy such as aircraft); and adjust as appropriate lending terms and conditions, such as the percentage of co-financing.

Overseas Investment Loans: use guarantees more actively; discontinue new loans to advanced industrialized nations and specialize in taking various risks; and adjust as appropriate lending terms and conditions, such as the percentage of co-financing.

Re-finance: abolished.

With respect to all categories of our international financial operations, the reform calls on the Bank to: take appropriate measures regarding risk management of loan assets and disclose appropriate information on reserves; clearly identify who is responsible for setting interest rates, taking into account policy priorities and other factors; develop policy evaluation methods and introduce a system by which the evaluation of results can be reflected in operations (it is especially important to clarify the costs of policies including advance repayment).

Overseas Economic Cooperation Operations

With respect to individual categories of our overseas economic cooperation operations, the reform calls on the Bank to take the following actions:

Private-sector Investment Finance: discontinue new loans from April 1, 2003.

ODA Loans: consider reduction of the scale of operations consistent with the review of ODA loan policy.

With respect to all categories of our overseas economic cooperation operations, the reform calls on the Bank to: take appropriate measures regarding risk management of loan assets and disclose appropriate information on reserves; and develop policy evaluation methods and introduce a system by which the evaluation of results can be reflected in operations (it is especially important to clarify the costs of policies including advance repayment).

With respect to the Bank, no specific organizational reform was prescribed in the Reorganization and Rationalization Plan for Special Public Institutions. Since the beginning of 2002, an overall review of the area, scope and organizational structure of policy finance has been discussed by the Council on Economic and Fiscal Policy (“CEFP”), an advisory body for the Prime Minister. The CEFP announced “Reform of Policy Finance” on December 13, 2002. In the announcement, it was indicated that the reform should be implemented in a three-step process by:

•	Step 1: actively utilizing policy finance until the end of March, 2005;

•	Step 2: reviewing and reshaping the functions, scale and organization of these institutions to meet the desired standards, subject to the recovery and strength of private financial institutions, during a three-year preparatory period from April, 2005 to March, 2008; and

•	Step 3: streamlining and reorganizing these institutions into new entities from April, 2008.

The Cabinet will consider the CEFP’s reform proposals and expects to move steadily forward with reforms of the policy finance system as soon as possible taking into consideration the economic environment.

Annual Operations results for FY 2003

Overall Operations

In fiscal 2003, the Bank made commitments in the aggregate amount of ¥1,911.6 billion for its overall loans, equity participation and guarantee operations, a year-on-year decrease of 2%. The size of the Bank’s commitments has remained almost unchanged since fiscal 2000, when its assistance package for Asian countries hit by the currency crisis was completed.

Reflecting the utilization of the Bank’s guarantee facility in recent years, the aggregate amount of the Bank’s outstanding guarantees rose 118% from the previous year to ¥745.7 billion, while the outstanding balance of loans and equity participation decreased 3% to ¥20,566 billion as of the end of the fiscal year on March 31, 2004.

International Financial Operations

Loan and equity participation commitments and new guarantees made in the Bank’s International Financial Operations, which aim at supporting Japanese trade and investment activities as well as a stable international financial order, amounted to ¥1,324 billion in fiscal 2003, a year-on-year decrease of 5%.

Highlights of the Bank’s International Financial Operation in FY2003

Commitments for resource development projects intended to help secure a stable and diversified supply of energy and mineral resources in Japan, and to support the greater use of natural gas as a clean energy source, rose 134% from the previous year to ¥587.1 billion (import loans: ¥133.4 billion; investment loans: ¥453.7 billion), accounting for 44% of the total commitments in the Bank’s International Financial Operations. Major projects included an advance loan to secure a stable supply of crude oil from Iran and the development of the Azeri-Chirag-Gunashli offshore oil field in the Caspian Sea.

Over the course of the year, the Bank signed project finance agreements for large-scale oil-related projects to support exports from Japan. Cases in point are the Baku-Tbilisi-Ceyhan Pipeline Project, which aimed at establishing a pipeline to transport crude oil produced by the Azeri-Chirag-Gunashli offshore oil field to the Mediterranean Sea, and a refinery project in Oman.

With the intention of supplementing private financial institutions and mobilizing private funds, the Bank maintained its stance from the previous year in drawing extensively on its guarantee facility. The Bank made a total amount of ¥240.9 billion of guarantee commitments, covering a switch from lending to guarantees for the importation of aircraft, as well as an overseas syndicated loan arranged by Japanese private financial institutions.

The Bank also made other efforts to invigorate the private loan market, including liquidating its International Financial Operations loans to Indonesia for the first time. The move was intended to support new business operations by Japanese firms by reducing foreign currency loans in line with the government’s comprehensive anti-deflationary policy package, Comprehensive Measures to Accelerate Reforms, of October 30, 2002.

Overseas Economic Cooperation Operations

Loan and equity participation commitments in the Bank’s Overseas Economic Cooperation Operations, which as part of Japanese official development assistance primarily consist of ODA loans, increased 6 percent from the previous fiscal year to ¥587.7 billion in fiscal 2003. Amounts attributable to some loan agreements that governments had reached during the previous fiscal year are included in this amount.

Highlights of the Bank’s Overseas Economic Cooperation Operations in FY2003

By region, Asia was given the top priority for the Bank’s new commitments in its Overseas Economic Cooperation Operations (accounting for 89.9% of the total amount of new commitments). By sector, power/gas accounted for 47.9% of the total, followed by transportation at 22.5%, and social services (including education and water supply/sewerage) at 20.0%. By country, Indonesia topped the list of recipients with loan commitments totaling ¥193.6 billion (including 88.9 billion agreed upon between it and Japan in fiscal 2002), followed by India with ¥125 billion, China at ¥96.7 billion, and Vietnam at ¥79.3 billion.

The number of environmental projects supported by the Bank have been increasing yearly. In fiscal 2003, the Bank made loan commitments for environmental projects, such as afforestation projects in China and India, natural gas projects in Indonesia, and a wind power generation project in Egypt, in the aggregate amount of ¥337 billion, accounting for 57.4% of the Bank’s total ODA loan commitments compared with 42.9% in the previous fiscal year.

The Special Terms for Economic Partnership (“STEP”), new special terms aimed at promoting development assistance with a distinct Japanese profile through technology transfers to developing countries and which draw on excellent Japanese technology and know-how, was applied for the first time to eight projects including Lahendong Geothermal Power Plant Project in Indonesia.

With regard to peace building, one of the priority issues of the Japanese Government’s New ODA Charter that was revised last year, the Bank provided a loan commitment for the “Autonomous Region in Muslim Mindanao Social Fund for Peace and Development Project,” and conducted a preliminary study jointly with the UNDP for a power master plan in Iraq.

In a bid to draw on excellent Japanese technology and know-how, as well as to encourage the participation of the general public, the Bank has been pursuing partnerships with universities, NGOs, and local municipalities. The latest move in this context is a cooperation agreement that the Bank signed with Ritsumeikan University and Ritsumeikan Asia Pacific University, pertaining to participation in the study of economic cooperation and the development of training programs.

Other Highlights in Overall Bank Activities

In an effort to seek public understanding of its operations and to further increase transparency, the Bank has continued to release interim and term-end financial statements in accordance with generally accepted accounting principles and practices for Japanese private corporations (“Japanese GAAP”).

The Bank released for the first time the Performance Measurement Report for FY2002, in accordance with the newly introduced “Performance Measurement for Strategic Management system.” Under this system, the Bank’s business performance is monitored in light of operational direction and targets set in advance.

To further strengthen its commitment to environmental issues, the Bank fully enforced the JBIC Guidelines for Confirmation of Environmental and Social Considerations in October 2003. This was followed by the adoption and implementation of Procedures to Submit Objections Concerning JBIC Guidelines for Confirmation of Environmental and Social Considerations at the same time. To support the steady progress of the Kyoto Mechanisms, the Bank signed a Cooperation Agreement with the International Emissions Trading Association, a private industry association on emissions trading, and engaged in various activities designed to promote the Clean Development Mechanism and Joint Implementation.

International Financial Operations

In this section, references to financial information of the Bank are to the relevant financial information with respect to the Bank’s international financial account.

Categories of Operations

The Bank’s international financial operations fall into seven categories: export loans, import loans, overseas investment loans, untied loans, equity participation, guarantee operations and bridge loans.

Export Loans. The Bank extends export loans to (1) Japanese exporters (supplier credits) and (2) foreign financial institutions and foreign importers in developing countries, which normally obtain a guarantee issued by a foreign government or a first ranked financial institution, in order to finance the export of plant, machinery and technologies by Japanese firms. The principal items eligible for these loans are equipment and machinery, such as power generation and communications equipment and machinery for the heavy and chemical industries, ships and aircraft and technologies.

Import Loans. The Bank provides import loans to Japanese importers and foreign exporters, in order to promote the development and import of natural resources which are deemed essential to the Japanese economy.

Overseas Investment Loans. The Bank extends overseas investment loans to (1) Japanese entities in order to provide them with funds for overseas investments in developing countries, (2) joint ventures in developing countries in which Japanese firms have equity interests and (3) foreign governments or financial institutions that make equity investments in or provide loans to the aforesaid joint ventures in developing countries. Encouraging Japanese overseas investments contributes to the improvement of the Japanese industrial structure and the achievement of a harmonized division of labor on a global basis.

Untied Loans. The Bank extends untied loans to foreign governments and financial institutions to provide them with long-term funds for development projects, especially in the infrastructure and energy fields, as well as to strengthen the industrial structure of developing countries and assist their economic restructuring programs. Untied loans are not tied to the procurement of goods and services from Japan.

Equity Participation. The Bank makes equity participations in either (1) corporations conducting business outside Japan or (2) Japanese corporations whose sole purpose is to make overseas investments in corporations conducting business overseas. The Bank had no equity participation investments outstanding as of March 31, 2004.

Guarantee Operations. The Bank grants guarantees on (1) loans from Japanese private financial institutions for purposes consistent with those of the Bank, (2) bonds issued by Japanese entities, joint ventures, foreign government and financial institutions for purposes identical to those of the Bank’s overseas investment loans and untied loans. The net balance of the Bank’s guarantees outstanding as of March 31, 2004 totaled ¥746 billion.

Bridge Loans. Under certain circumstances, as part of the Japanese Government’s debt-relief measures, the Bank provides bridge loans with the authorization of the Minister of Finance. Bridge loans are short-term loans extended to foreign governments to provide short-term liquidity until the disbursement of the loans from international financial organizations such as the International Monetary Fund and the World Bank.

The Bank’s total commitments (international financial operations) for the year ended March 31, 2004 amounted to ¥1,324 billion, and the outstanding balance as of March 31, 2004 was ¥9,833 billion.

The following table sets forth, as of the dates indicated, the total amounts of loans outstanding provided by the Bank, by type of credit and geographical distribution:

Loans Outstanding by Type of Credit and Geographical Distribution

	Japan Bank for International Cooperation
	As of March 31,
	2000(2)		2001		2002		2003		2004
	(millions of yen)
EXPORT LOANS
Asia	¥961,928	8.6%	¥876,465	8.5%	¥893,692	8.5%	¥847,204	8.7%	¥818,544	9.0%
The Pacific	566	0.0	—	—	—	—	—	—	—	—
Europe	113,957	1.0	104,685	1.0	123,404	1.2	123,374	1.3	124,681	1.4
The Middle East	79,443	0.7	74,364	0.7	84,297	0.8	112,999	1.2	150,602	1.7
Africa	197,055	1.8	182,969	1.8	180,527	1.7	168,521	1.7	161,147	1.8
North America	—	—	—	—	—	—	—	—	—	—
Latin America	303,015	2.7	253,867	2.5	239,909	2.3	226,403	2.3	224,382	2.5
International Organizations, etc.	10,267	0.1	7,807	0.1	5,715	0.1	4,749	0.0	4,036	0.0

Total	1,666,231	14.9	1,500,156	14.5	1,527,544	14.5	1,483,249	15.2	1,483,392	16.3

IMPORT LOANS
Asia	16,161	0.1	12,687	0.1	19,975	0.2	18,201	0.2	17,420	0.2
The Pacific	32,494	0.3	26,470	0.3	39,373	0.4	40,981	0.4	37,781	0.4
Europe	42,120	0.4	41,631	0.4	30,681	0.3	21,682	0.2	15,433	0.2
The Middle East	50,706	0.5	117,153	1.1	207,400	2.0	309,910	3.2	348,585	3.8
Africa	29,806	0.3	26,463	0.3	10,252	0.1	9,096	0.1	8,369	0.1
North America	532,438	4.7	474,749	4.6	477,390	4.5	390,613	4.0	318,054	3.5
Latin America	33,470	0.3	33,470	0.3	33,470	0.3	33,470	0.3	33,470	0.4
International Organizations, etc.	3,095	0.0	3,464	0.0	3,520	0.0	3,503	0.0	3,483	0.0

Total	740,292	6.6	736,088	7.1	822,063	7.8	827,457	8.5	782,596	8.6

OVERSEAS INVESTMENT LOANS
Asia	2,232,055	19.9	1,984,600	19.2	2,024,290	19.2	1,793,955	18.4	1,594,992	17.6
The Pacific	193,974	1.7	151,698	1.5	136,635	1.3	121,771	1.2	117,754	1.3
Europe	531,929	4.7	441,338	4.3	363,712	3.4	332,487	3.4	371,421	4.1
The Middle East	355,504	3.2	316,827	3.1	396,474	3.8	369,769	3.8	354,358	3.9
Africa	10,271	0.1	17,096	0.2	37,369	0.4	50,437	0.5	79,040	0.9
North America	708,946	6.3	570,332	5.5	536,737	5.1	437,245	4.5	353,665	3.9
Latin America	581,137	5.2	661,177	6.4	743,979	7.0	736,590	7.5	721,138	7.9
International Organizations, etc.	—	—	—	—	—	—	173,635	1.8	198,720	2.2

Total	4,613,817	41.1	4,143,069	40.1	4,239,196	40.1	4,015,890	41.1	3,791,089	41.7

UNTIED LOANS
Asia	2,383,420	21.2	2,216,356	21.4	2,209,820	20.9	1,685,940	17.3	1,344,365	14.8
The Pacific	3,602	0.0	2,060	0.0	518	0.0	471	0.0	424	0.0
Europe	291,620	2.6	286,639	2.8	279,374	2.6	250,009	2.6	196,662	2.2
The Middle East	115,471	1.0	107,283	1.0	97,249	0.9	75,015	0.8	61,325	0.7
Africa	127,034	1.1	110,271	1.1	101,316	1.0	67,945	0.7	56,317	0.6
North America	—	—	—	—	—	—	—	—	—	—
Latin America	620,505	5.5	601,051	5.8	609,728	5.8	643,952	6.6	640,772	7.1
International Organizations, etc.	517,581	4.6	502,125	4.9	540,838	5.1	583,733	6.0	608,054	6.7

Total	4,059,233	36.2	3,825,785	37.0	3,838,843	36.4	3,307,064	33.9	2,907,919	32.0

GOVERNMENTAL LOANS(1)
Asia	44,489	0.4	42,087	0.4	39,568	0.4	37,396	0.4	35,114	0.4
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	1,981	0.0	1,948	0.0	1,909	0.0	1,876	0.0	1,761	0.0
The Middle East	46,514	0.4	45,978	0.4	45,620	0.4	45,262	0.5	44,905	0.5
Africa	27,058	0.2	27,016	0.3	26,935	0.3	27,272	0.3	25,711	0.3
North America	—	—	—	—	—	—	—	—	—	—
Latin America	17,564	0.2	17,017	0.2	16,002	0.2	15,231	0.2	14,507	0.2
International Organizations, etc.	—	—	—	—	—	—	—	—	—	—

Total	137,605	1.2	134,046	1.3	130,035	1.2	127,038	1.3	121,998	1.3

INVESTMENTS
Asia	—	—	—	—	—	—	—	—	—	—
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	—	—	—	—	—	—	—	—	—	—
The Middle East	—	—	—	—	—	—	—	—	—	—
Africa	—	—	—	—	—	—	—	—	—	—

	Japan Bank for International Cooperation
	As of March 31,
	2000(2)		2001		2002		2003		2004
	(millions of yen)
North America	1,141	0.0	1,141	0.0	1,141	0.0	1,141	0.0	—	—
Latin America	—	—	—	—	—	—	—	—	—	—
International Organizations, etc.	—	—	—	—	—	—	—	—	—	—

Total	1,141	0.0	1,141	0.0	1,141	0.0	1,141	0.0	—	—

Total loans outstanding	¥11,218,319	100.0%	¥10,340,285	100.0%	¥10,558,822	100.0%	¥9,761,839	100.0%	¥9,086,993	100.0%

(1)	As a part of the Japan’s ODA, JEXIM conducted a part of the Government’s ODA loans. There has been no new JEXIM ODA commitment since 1987 and the Bank’s international financial operations did not take over such operations from JEXIM.
(2)	Combined data for the six months ended September 30, 1999 with respect to JEXIM and for the six months ended March 31, 2000 with respect to the Bank.

The following table sets forth the new loan commitments made by the Bank, by type of credit and geographical distribution in accordance with the Bank’s system of classification for the periods indicated.

Credit Commitments by Type of Credit and Geographical Distribution

	Fiscal year ended March 31,
	2000(1)		2001		2002		2003		2004
	(millions of yen)
EXPORT LOANS
Asia	¥67,462	4.5%	¥68,499	6.3%	¥34,530	2.7%	¥158,401	14.9%	¥57,904	5.3%
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	7,267	0.5	22,277	2.1	4,800	0.4	6,850	0.6	1,845	0.2
The Middle East	42,052	2.8	34,077	3.1	19,600	1.6	1,026	0.1	48,397	4.5
Africa	3,589	0.2	3,471	0.3	84,226	6.7	282	0.0	5,509	0.5
North America	—	—	—	—	—	—	—	—	—	—
Latin America	31,798	2.1	45,660	4.2	35,656	2.8	28,311	2.7	2,553	0.2
International Organizations, etc.	—	—	—	—	—	—	—	—	—	—

Total	152,169	10.2	173,985	16.0	178,812	14.2	194,869	18.4	116,208	10.7

IMPORT LOANS
Asia	1,820	0.1	—	—	15,577	1.2	—	—	—	—
The Pacific	4,100	0.3	428	0.0	18,009	1.4	14,097	1.3	15,331	1.4
Europe	4,813	0.3	6,300	0.6	7,337	0.6	—	—	—	—
The Middle East	50,706	3.4	275,400	25.3	—	—	12,410	1.2	117,300	10.8
Africa	594	0.0	—	—	1,465	0.1	718	0.1	733	0.1
North America	71,164	4.8	37,232	3.4	93,491	7.4	492	0.0	—	—
Latin America	—	—	—	—	—	—	—	—	—	—
International Organizations, etc.	—	—	1,997	0.2	92	0.0	—	—	—	—

Total	133,197	8.9	321,357	29.6	135,971	10.8	27,717	2.6	133,364	12.3

OVERSEAS INVESTMENT LOANS
Asia	201,384	13.5	203,688	18.7	235,517	18.7	192,264	18.1	292,627	27.0
The Pacific	15,690	1.1	1,065	0.1	15,857	1.3	16,621	1.6	66,344	6.1
Europe	44,498	3.0	22,618	2.1	180,132	14.3	25,003	2.4	132,077	12.2
The Middle East	1,286	0.1	—	—	—	—	113,361	10.7	67,890	6.3
Africa	9,782	0.7	14,535	1.3	24,404	1.9	33,883	3.2	31,167	2.9
North America	51,838	3.5	52,426	4.8	98,374	7.8	17,680	1.7	3,215	0.3
Latin America	220,352	14.8	229,362	21.1	131,862	10.5	82,064	7.7	119,640	11.0
International Organizations, etc.	—	—	—	—	—	—	199,590	18.8	16,422	1.5

Total	544,831	36.5	523,695	48.2	686,146	54.4	680,467	64.2	729,383	67.3

UNTIED LOANS
Asia	305,750	20.5	—	—	111,361	8.8	—	—	41,256	3.8
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	112,000	7.5	5,500	0.5	—	—	—	—	—	—
The Middle East	40,250	2.7	—	—	—	—	—	—	—	—
Africa	11,896	0.8	6,600	0.6	—	—	—	—	—	—
North America	—	—	—	—	—	—	—	—	—	—
Latin America	74,835	5.0	55,300	5.1	28,700	2.3	156,780	14.8	62,880	5.8
International Organizations, etc.	116,500	7.8	—	—	119,834	9.5	—	—	—	—

Total	661,231	44.3	67,400	6.2	259,895	20.6	156,780	14.8	104,136	9.6

Total credit commitments	¥1,491,427	100.0%	¥1,086,437	100.0%	¥1,260,823	100.0%	¥1,059,833	100.0%	¥1,083,090	100.0%

(1)	Combined data for the six months ended September 30, 1999 with respect to JEXIM and for the six months ended March 31, 2000 with respect to the Bank.

Loan and Guarantee Terms

The JBIC Law provides that the Bank’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the Bank’s International Financial Operation revenues will cover its expenditures and losses. In addition, the Bank may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. The Bank carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan or guarantee is extended only if there is reasonable assurance of repayment.

The Bank itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the Governor of the Bank, taking into consideration the Bank’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans (see “Business—International Financial Operations—Sources of Funds” on page 17).

Most of the Bank’s international financial operations involve the financing of projects in cooperation with private financial institutions. All loans extended to domestic borrowers are secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to the Bank at the Bank’s request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government, the foreign governmental financial institution, or by securities issued by Japanese domestic companies.

In addition to the loan terms provided in the JBIC Law, the Bank’s terms and conditions for export loans are determined, in the case of plant and equipment exports, in accordance with the OECD’s “Arrangement on Guidelines for Officially Supported Export Credits”, commonly referred to as the Consensus and, in the case of ship exports, the OECD’s “Understanding on Export Credits for Ships”, commonly referred to as the Understanding. The Consensus and the Understanding, which were established to avoid excessive competition in the area of financing for plant or ship exports, stipulate minimum interest rates, maximum credit terms and minimum down payments for officially supported medium- and long-term export credit.

The following table sets forth information concerning the balances of the Bank’s outstanding international financial operations loans as of March 31, 2004.

Loan Balances by Remainder of Term(1)

	As of March 31, 2004
	(millions of yen)
One year or less	¥1,154,141	12.9%
More than 1 to 2 years	1,193,172	13.4
More than 2 years to 3 years	1,138,281	12.7
More than 3 years to 4 years	1,158,381	13.0
More than 4 years to 5 years	1,045,821	11.7
More than 5 years to 6 years	795,797	8.9
More than 6 years to 7 years	624,680	7.0
More than 7 years to 8 years	475,688	5.3
More than 8 years to 9 years	376,816	4.2
More than 9 years to 10 years	328,257	3.7
More than 10 years	645,094	7.2

Total	¥8,936,128	100.0%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by the Japanese Government in December 2002.

Allowance for Possible Loan and Investment Losses

The Bank provides an allowance for possible loan and investment losses in its international financial operations, pursuant to the relevant cabinet order and related regulations. As of March 31, 2004, the Bank’s allowance totaled ¥49 billion. See Note 1 of “Notes to Financial Statements”.

As of March 31, 2004, the Bank wrote off loans totaling ¥2,359 million in its international financial operations. The amount of loans written off increased compared to the previous fiscal year, because the Bank began to write-off ODA loans waived according to the “Changes in Debt Relief Method” announced by the Japanese Government in December 2002.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the Bank may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectibility of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the Bank considers the related loan to be in arrears immediately to the extent of the defaulted amount. As of March 31, 2004, of the Bank’s loans, outstanding principal totaling ¥187,356 million was in arrears for six months or more, most of which were overseas direct loans. This amount increased 65% from the previous fiscal year. See “Non-performing Loans” and Note 3 of “Notes to Financial Statements”.

Sources of Funds

The following table sets forth information concerning the sources of funds for JEXIM and the Bank’s international financial operations. See also “Financial Statements—Statement of Changes in Financial Position (International Financial Account)”.

Sources of Funds

	Year ended March 31,
	2003	2004
	(millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program Bonds (1)	¥220,000	¥288,500
Borrowings from the Postal Life Insurance Account	—	—
Bonds and notes(2)	260,998	377,267

(1)	Includes both short-term and long-term borrowings.
(2)	Guaranteed by the Government except for the Fiscal Investment and Loan Program Agency Bond.

The Bank has raised funds for its international financial account through borrowings from the Japanese Government and issuances of Japanese Government-guaranteed bonds and notes in international markets. In accordance with the government’s policy to reform the zaito program (see “Government Control and Supervision”), the Bank began to raise funds in the Japanese domestic capital market on its own creditworthiness, starting in the fiscal year ended March 31, 2002. Specifically, the Bank issued bonds without a guarantee from the Japanese Government ¥240 billion during the fiscal years ended March 31, 2004, and plans to issue up to ¥240 billion during the fiscal year ending March 31, 2005.

Overseas Economic Cooperation Operations

In this section, references to financial information of the Bank are to the relevant financial information with respect to the Bank’s overseas economic cooperation account.

General

The Bank’s overseas economic cooperation operations fall into two categories: Official Development Assistance (ODA) loans and private-sector investment finance. All ODA loans and private-sector investment finance with a grant element of more than 25% are counted as ODA.

The Bank provides ODA loans to developing countries for their economic and social development and economic stability. All ODA loans are made according to agreements between the Japanese Government and the recipient countries. The Bank also provides private-sector investment finance to corporations in Japan and in developing countries to undertake projects in developing countries.

The Bank’s total commitments for the year ended March 31, 2004, amounted to ¥588 billion, and all of this amount is for the commitment of ODA. Total disbursements of the Bank for the year ended March 31, 2004 amounted to ¥630 billion, including ¥629,598 million of ODA loans and ¥263 million of private-sector investment finance. As of March 31, 2004, the outstanding balance of total ODA loans and private-sector investment finance was ¥11,479 billion.

Official Development Assistance Loans

The average interest rate of ODA loans committed by the Bank during the year ended March 31, 2004 was 1.33%, while the average repayment period was 31 years and 10 month (including the average grace period of 9 years and 11 months).

Revision of ODA Loan Conditions

The Japanese Government’s ODA Charter revised in August 2003 emphasizes poverty reduction and peace building as priority issues. Based on the principles in the new Charter, the Japanese Government has introduced a number of new ODA loan conditions to enhance the effectiveness of ODA loans.

Revision of terms and conditions of ODA loans

The terms and conditions of the Bank’s ODA loans have been revised, focusing on reducing interest rates in order to further respond to developing countries’ need for loans as financial resources. Along with this, interest rates on the terms and conditions of Special Terms for Economic Partnership (“STEP”) loans have been reduced. Furthermore, broader options for shortening the repayment period are now available to developing countries to facilitate appropriate debt management. The new terms and conditions are effective from April 2004.

Preferential terms for assistance for peace building

To date, preferential terms, namely special concessional terms, have been applied only to projects that solve environmental problems and industrial pollution, promote human resource development, and assist small and medium sized enterprises. The terms are now also applicable to projects supporting peace building.

This makes it possible to apply special concessional terms to projects that will help improve the humanitarian situation and support restoration and reconstruction efforts in countries or regions where peace building efforts are being made after a conflict. Such concessional financing will contribute to greater peace and stability in conflict-ravaged countries or regions by supporting economic and social development.

Measures for bridging regional income gaps in upper-middle income countries

As a result of recent rapid economic development, asymmetric growth in income across socio-economic classes and regions is becoming a serious challenge in upper-middle income countries. Encouraging their self-help efforts to address this problem, the Japanese Government will provide support for such countries by means of ODA loans.

ODA loans to upper-middle income countries have until now been limited in-principle to environmental, human resource development, and anti-seismic measures projects. In order to assist such countries to reduce regional income disparities, projects to develop specified economic and social infrastructure in low-income regions are now also included.

The following table shows the information concerning the balances of OECF’s or the Bank’s outstanding ODA loans as of the dates indicated:

Official Development Assistance Loans

	Fiscal year ended March 31,
	2000(1)		2001		2002		2003		2004
	(millions of yen)
Asia	¥8,125,058	79.1%	¥8,496,905	79.5%	¥8,783,026	79.9%	¥9,000,862	80.2%	¥9,167,288	81.0%
The Middle East	548,589	5.3	544,163	5.1	530,157	4.8	519,327	4.6	508,390	4.5
Africa	969,861	9.4	991,560	9.3	1,000,366	9.1	1,000,212	8.9	973,441	8.6
Latin America and the Caribbean	563,037	5.5	584,325	5.5	608,791	5.5	626,015	5.6	580,355	5.1
Oceania	42,884	0.4	47,080	0.4	48,552	0.4	47,285	0.4	45,152	0.4
Europe	22,156	0.2	22,617	0.2	27,331	0.2	32,803	0.3	45,198	0.4

Total	¥10,271,585	100.0%	¥10,686,649	100.0%	¥10,998,223	100.0%	¥11,226,503	100.0%	¥11,319,823	100.0%

(1)	Combined data for the six months ended September 30, 1999 with respect to OECF and for the six months ended March 31, 2000 with respect to the Bank.

The following table shows the geographic distribution of ODA loans committed by OECF or by the Bank, as the case may be, for the periods indicated:

Geographical Distribution of ODA Loan Commitments

	Fiscal year ended March 31,
	2000(1)		2001		2002		2003		2004
	(millions of yen)
Asia	¥859,244	81.5%	¥552,681	82.8%	¥616,507	89.6%	¥529,233	95.7%	¥528,370	89.9%
The Middle East	72,630	6.9	7,494	1.1	—	—	12,022	2.2	—	—
Africa	36,731	3.5	31,404	4.7	30,459	4.4	11,845	2.1	46,013	7.8
Latin America and the Caribbean	85,082	8.1	44,872	6.7	27,916	4.1	—	—	3,595	0.6
Oceania	—	—	5,350	0.8	—	—	—	—	—	—
Europe	—	—	25,635	3.8	12,894	1.9	—	—	9,689	1.6

Total	¥1,053,687	100.0%	¥667,436	100.0%	¥687,776	100.0	¥553,100	100.0%	¥587,667	100.0%

(1)	Combined data for the six months ended September 30, 1999 with respect to OECF and for the six months ended March 31, 2000 with respect to the Bank.

The following table shows the sectorial distribution of ODA loans committed by OECF or by the Bank, as the case may be, for the periods indicated:

Sectorial Distribution of ODA Loan Commitments

	Fiscal year ended March 31,
	2000(1)		2001		2002		2003		2004
	(millions of yen)
Electric Power and Gas	¥112,693	10.7%	¥122,208	18.3%	¥139,361	20.3%	¥206,241	37.3%	¥281,186	47.8%
Transportation	346,773	32.9	352,258	52.8	370,941	53.9	110,775	20.0	132,381	22.5
Telecommunications	42,759	4.1	3,210	0.5	—	—	19,497	3.5	20,202	3.4
Irrigation and Flood Control	64,258	6.1	29,766	4.5	45,427	6.6	47,741	8.6	11,115	1.9
Agriculture, Forestry and Fisheries	29,974	2.8	12,000	1.8	7,977	1.2	52,070	9.4	24,760	4.2
Mining and Manufacturing	62,044	5.9	7,040	1.1	5,194	0.8	—	—	0	—
Social Services	235,349	22.3	135,604	20.3	118,876	17.3	109,336	19.8	118,023	20.1
Commodity Loans	159,837	15.2	5,350	0.8	—	—	7,440	1.3	0	—

Total	¥1,053,687	100.0%	¥667,436	100.0%	¥687,776	100.0%	¥553,100	100.0%	¥587,667	100.0%

(1)	Combined data for the six months ended September 30, 1999 with respect to OECF and for the six months ended March 31, 2000 with respect to the Bank.

The following table sets forth information concerning the balances of the Bank’s outstanding Overseas Economic Cooperation loans as of March 31, 2004:

Loan Balances by Remainder of Term

	As of March 31, 2004
	(millions of yen)
One year or less	¥435,052	4.1%
More than 1 to 2 years	466,282	4.4
More than 2 years to 3 years	502,021	4.8
More than 3 years to 4 years	529,345	5.0
More than 4 years to 5 years	553,037	5.3
More than 5 years to 6 years	568,539	5.4
More than 6 years to 7 years	566,578	5.4
More than 7 years to 8 years	559,986	5.3
More than 8 years to 9 years	538,376	5.1
More than 9 years to 10 years	531,991	5.1
More than 10 years to 11 years	526,135	5.0
More than 11 years to 12 years	508,138	4.8
More than 12 years to 13 years	485,001	4.6
More than 13 years to 14 years	483,513	4.6
More than 14 years to 15 years	450,915	4.3
More than 15 years	2,827,532	26.8

Total	¥10,532,442	100.0%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by the Japanese Government in December 2002.

Private-sector Investment Finance

The Bank’s private-sector investment finance operations provide economic cooperation through extending loans and making equity investment for private sector activities in developing countries. The outstanding amount of private-sector investment financing by the Bank as of March 31, 2004 was ¥159 billion, including equity participation totaling ¥153 billion.

Commitment of Private Sector Investment Finance

Fiscal year ended March 31,	Amount (in millions)	Number of Commitments
2000(1)	878	1
2001	4,983	3
2002	—	—
2003	486	1
2004	—	—

(1)	Combined data for the six months ended September 30, 1999 with respect to OECF and for the six months ended March 31, 2000 with respect to the Bank.

Allowance for Possible Loan and Investment Losses

The Bank provides an allowance for possible loan and investment losses in its overseas economic cooperation operations, pursuant to the relevant cabinet order and related regulations. As of March 31, 2004, the Bank’s allowance totaled ¥402 billion. See Note 1 of “Notes to Financial Statements”.

As of March 31, 2004, the Bank wrote off loans totaling ¥103,114 million in its overseas economic cooperation operations. The amount of loans written off increased compared to the previous fiscal year, because the bank began to write-off ODA loans waived according to the “Changes in Debt Relief Method” announced by the Japanese Government in December 2002.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the Bank may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectibility of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the Bank considers the related loan to be in arrears immediately to the extent of the defaulted amount. As of March 31, 2004, of the Bank’s loans, outstanding principal totaling ¥359,514 million was in arrears for six months or more, most of which related to overseas direct loans. See “Non-performing Loans” and Note 3 of “Notes to Financial Statements”.

Sources of Funds

The following table sets forth information concerning the sources of funds for the Bank’s overseas economic cooperation operations. See also “Financial Statements—Statement of Changes in Financial Position (Overseas Economic Corporation Account)”.

Sources of Funds

	Year ended March 31,
	2003	2004
	(millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program	¥434,000	¥294,500
Capital subscriptions from the general account budget	219,100	200,300

Moreover, the Government of Japan may, within the limits of the budget, grant to the Bank an amount corresponding to a part of the expenses required for the Overseas Economic Cooperation operations.

Capital of the Bank

The following table sets forth information concerning the Bank’s total assets and equity based on both statutory financial statements (“JBIC Law financial statements”) and Japanese GAAP financial statements.

JBIC Law Financial Statements

	Total			International Financial Account			Overseas Economic Cooperation Account
	Year ended March 31,
	2002	2003	2004	2002	2003	2004	2002	2003	2004
	(millions of yen)
Total assets	22,918,434	21,881,739	21,344,307	11,608,662	10,700,034	10,143,392	11,309,771	11,181,706	11,200,915

Total equity	8,203,905	8,179,341	8,489,569	1,637,942	1,654,329	1,699,434	6,565,964	6,525,012	6,790,135

Capital	7,270,744	7,489,844	7,690,144	985,500	985,500	985,500	6,285,244	6,504,344	6,704,644
Reserve	746,527	889,055	659,250	564,231	608,336	638,582	182,296	280,719	20,667
Earnings	186,634	(199,559)	140,175	88,211	60,492	75,352	98,423	(260,052)	64,823

Total equity/Total assets	35.80%	37.38%	39.77%	14.11%	15.46%	16.75%	58.06%	58.35%	60.62%

Japanese GAAP Financial Statements

	Total			International Financial Account			Overseas Economic Cooperation Account
	Year ended March 31,
	2002	2003	2004	2002	2003	2004	2002	2003	2004
	(millions of yen)
Total assets	23,072,990	21,294,849	20,839,757	12,044,980	10,717,200	10,146,237	11,028,009	10,577,649	10,693,520

Total equity	7,838,088	7,518,031	7,895,995	1,560,367	1,604,494	1,620,702	6,277,721	5,913,536	6,275,293

Capital	7,270,744	7,489,844	7,690,144	985,500	985,500	985,500	6,285,244	6,504,344	6,704,644
Reserve	567,343	28,186	205,851	574,867	618,994	635,202	(7,523)	(590,807)	(429,350)

Total equity/Total assets	33.97%	35.30%	37.89%	12.95%	14.97%	15.97%	56.93%	55.91%	58.68%

In the fiscal year ending March 31, 2002, the Bank began to compute its BIS based capital adequacy ratio as set forth in the table below.

	Year ended March 31,
	2003			2004
	Total	International Financial Account	Overseas Economic Cooperation Account	Total	International Financial Account	Overseas Economic Cooperation Account
	(millions of yen)
Core Capital (Tier I) (A)	7,487,784	1,574,248	5,913,536	7,858,320	1,583,026	6,275,293
Supplementary Capital (Tier II) (B)	172,304	63,426	108,878	124,683	44,798	79,884
Exclusion (C)	—	—	—	—	—	—
Total Capital (A)+(B)-(C) (D)	7,660,089	1,637,674	6,022,414	7,983,003	1,627,824	6,355,178
Risk Assets, etc (E)	22,038,118	9,729,824	12,308,294	21,951,340	9,589,819	12,361,521
Total Capital Ratio (D)/(E)	34.76%	16.83%	48.93%	36.37%	16.97%	51.41%
Tier I Ratio (A)/(E)	33.98%	16.18%	48.05%	35.80%	16.51%	50.76%

(1)	Because general loan loss allowance of up to 1.25% of risk assets, etc (Item (E)) can be in the calculation for supplementary capital, the sum of International Financial Account and Overseas Economic Cooperation Account do not reconcile to the total figure.

Non-performing Loans

In the fiscal year ending March 31, 2001, the Bank began to assess all claims and monitor risks on its loans and other credits in accordance with the standards set forth in the Financial Inspection Manuals of the Financial Services Agency of Japan, and is applying to its assets the asset quality self-assessment standards applied by Japanese commercial financial institutions to their assets. The Bank’s asset quality self-assessment is based on its financial statements prepared in accordance with Japanese GAAP. ChuoAoyama PricewaterhouseCoopers audited the Bank’s self-assessment.

The Bank assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although the Bank is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Law of 1981, as amended (the “Banking Law”). The Banking Law standards require “Risk-monitored Loans” to be disclosed in four categories: (1) bankrupt loans, (2) non-accrual loans, (3) past due loans (three months or more), and (4) restructured loans. The loan categories can be described in greater detail as follows:

“Bankrupt loans” are loans to borrowers which have begun bankruptcy, composition, reorganization, winding-up or special liquidation proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Commercial Code or other similar laws of Japan or have had their transactions with the promissory note clearinghouse suspended, or loans to borrowers which have begun similar proceedings under any foreign law.

“Non-accrual loans” are loans which are placed non-accrual status when collection of either the principal or interest becomes doubtful, but exclude “Bankrupt loans”.

“Past due loans (three months or more)” are loans for which principal and/or interest is past due three months or more from the date following the scheduled payment date, but exclude “Bankrupt loans” and “Non-accrual loans”.

“Restructured loans” are loans the terms of which the Bank has modified in favor of borrowers in order to expedite the borrowers’ restructuring and to support the borrower by, among other things, reducing the stated interest rate, deferring interest payments or write downs, but exclude (1) “Bankrupt loans”, (2) “Non-accrual loans”, and (3) “Past due loans (three months or more)”.

The following tables set forth the results of the Bank’s assessment of its loans according to the Banking Law standards as of March 31, 2002 and 2004:

Principal Amount of Non-Performing Loans

Calculated and Disclosed under Banking Law

	As of March 31, 2003
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt loans	¥665	¥—	¥665
Non-accrual loans	147,029	90,596	237,626
Loans past due three months or more as to principal or interest payments	92,620	51,186	143,807
Restructured loans	372,451	—	372,451

Total	¥612,767	¥141,783	¥754,551

	As of March 31, 2004
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt loans	¥83	¥—	¥83
Non-accrual loans	216,429	51,584	268,013
Loans past due three months or more as to principal or interest payments	16,032	54,245	70,278
Restructured loans	385,225	730,673	1,115,899

Total	¥617,770	¥836,504	¥1,454,274

In addition, the Bank has assessed its loans and other assets in accordance with disclosure requirements that are based, in all material respects, on the requirements set forth in the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”). The Financial Revitalization Law requires that problem assets be categorized in three categories: (1) bankrupt and quasi-bankrupt assets, (2) doubtful assets and (3) substandard loans, which may be described more fully as follows:

“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

“Doubtful Assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.

“Substandard loans” are (1) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from the date following the scheduled payment date excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which the Bank granted concessions to borrowers in financial difficulties to assist them in their financial recovery and eventually be able to pay to creditors, but exclude “Bankrupt and quasi-bankrupt assets”, “Doubtful assets” and “Past due loans (three months or more)”.

The following table sets forth the result of the Bank’s assessment of its loan portfolio according to the Financial Revitalization Law standards as of March 31, 2003 and 2004:

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

	As of March 31, 2003
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt and quasi-bankrupt assets	¥42,264	¥—	¥42,264
Doubtful assets	118,755	90,596	209,352
Substandard loans	465,071	51,186	516,258

Total	¥626,092	¥141,783	¥767,875

	As of March 31, 2004
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt and quasi-bankrupt assets	¥68,382	¥—	¥68,382
Doubtful assets	149,353	51,584	200,938
Substandard loans	401,257	784,919	1,186,177

Total	¥618,994	¥836,504	¥1,455,498

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2004, for which the Bank agreed to provide debt relief pursuant to the Paris Club agreements was ¥463,600 million on the International Financial Account and ¥1,251,786 million on the Overseas Economic Cooperation Account.

In the past, the Bank had not categorized the loans rescheduled under the Paris Club agreements, described above, under “Restructured loans.” This practice was based on the assumption that, unlike loans provided by private financial institutions, the Bank’s loans, as loans from a public creditor, benefit from an asset securing mechanism under the international framework which accords a high probability of repayment. However, in order to facilitate comparison with private financial institutions, effective from the current fiscal year, the Bank now classifies its loans rescheduled under the Paris Club made to borrowers classified under the Banking Law self assessment as “Watchlisted”, but not “Past due loans (3 months or more)”,as “Restructured loans”. The amount of such loans as of March 31, 2004, included in “Restructured loans” in the above table, is ¥115,380 million ($1,092 million) attributable to the International Financial Account, of which ¥78,955 millon ($747 million) represents original principal and ¥730,673 million ($6,913 million) attributable to the Overseas Economic Cooperation Account, of which ¥565,183 million ($5,348 million) represents original principal.

Risk Management

The Bank manages major risks in its operations as a policy-lending institution in the following manner.

Credit Risks

Managing credit risks

The cornerstone of credit risk management at the Bank is evaluation of an individual borrower’s creditworthiness, among other factors, in the process leading to credit approval. When a new credit is processed, the relevant financing departments, credit analysis department and country economic analysis department collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place, with checks and balances at work between these different departments throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, the Bank makes most use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, the Bank evaluates sovereign or country risk based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking and examining the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Internal credit rating

The Bank recently started an internal credit rating program that covers substantially all of its borrowers. The Bank uses its internal credit ratings for loan appraisals and to quantify its credit risks.

Internal assessment of asset portfolio

As part of its internal credit risk management, the Bank started self-assessments of its asset portfolio in the year ended March 31, 2001. The Bank is undertaking internal assessments, similar to Japanese private financial institutions, in accordance with the Financial Inspection Manuals prepared by the Financial Services Agency as well as in consultation with an auditing firm to assure the appropriateness of the Bank’s self-assessment of its loan assets. In this process, the Bank, following the examples of private financial institutions, conducts first stage assessments by the relevant financing departments, second stage assessments by the credit and country economic analysis departments, and inspections by the auditing department. The results of this internal assessment of asset portfolios are used for the disclosure of the quality of assets to enhance the transparency of the Bank’s financial position. See Note 7 of “Notes to Financial Statements”.

Quantifying credit risks

In addition to individual credit risk management, the Bank is working on quantifying credit risks with a view to reflecting them in financing policy in the future. To quantify credit risks, it is important to take into account the characteristic of the Bank’s loan portfolio that there is a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. Currently, work is under way on measuring the volume of overall credit risks, incorporating these factors.

Market Risks

Exchange rate risk

Foreign currency-denominated loans of the Bank’s international financial operations involve risks related to exchange rate fluctuations. The Bank has a consistent policy of managing its risk by hedging the full amount of such exposure through currency swaps and forward exchange transactions. Loans provided by the Bank’s overseas economic cooperation operations do not involve exchange rate risk, since none of the loans are denominated in foreign currencies.

Interest rate risk

In the Bank’s international financial operations, interest rate risk for foreign currency-denominated loans is mainly hedged by using interest rate swaps by which both foreign currency-denominated loans and the related funding arrangements can be managed on a floating-rate basis. Interest rate risk for yen-denominated loans is limited since maturity of loans and the related funding arrangements, both on a fixed-rate basis, are generally matched. In addition, the Bank makes careful projections of its future asset/liability structure and profits and losses.

In the Bank’s overseas economic cooperation operations, the capacity for absorbing interest rate risk is enhanced by capital injection from the national budget along with borrowing under the zaito program (see “Government Control and Supervision”). As in the case of the international financial operations, careful projections are made by the Bank of its future asset/liability structure and profits and losses.

Derivatives transactions

Policy for derivatives transactions

The Bank engages in derivatives transactions exclusively for the purpose of hedging exchange rate and interest rate risks that are involved in its lending and funding operations.

Transactions

Derivatives transactions of the Bank include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2003.

Credit Risk Amounts of Derivatives, etc.

	As of March 31, 2004
	Notional Amount	Credit Risk
	(billions of yen)
Interest Rate Swap	¥1,995.0	¥83.8
Currency Swaps	4,199.7	790.2
Forward Exchange Contracts	1.4	0.0
Other Derivatives	—	—
Credit Risk Reductions through Netting	—	(180.6)

Total	¥6,196.2	¥693.4

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Potential loss from the failure of a counterparty to perform its obligations in accordance with terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

The Bank constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Liquidity Risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. The Bank is minimizing the liquidity risk through effective cash flow management and diversification of its funding sources. The Bank borrows under the zaito program and issues government-guaranteed bonds in the international capital markets. The Bank started to issue bonds without a government guarantee in the domestic capital market in the year ending March 31, 2001.

MANAGEMENT

The JBIC Law stipulates that Bank’s management consists of a Governor, two Deputy Governors and Managing Directors and up to seven Senior Executive Directors. In addition to these officers, the Bank shall have up to two Auditors. The Governor and the Auditors are appointed by the Minister of Finance and the Deputy Governors and Managing Directors are appointed by the Governor with the consent of the Minister of Finance. Senior Executive Directors are appointed by the Governor.

The Governor is the Bank’s chief executive officer, and the Deputy Governors and Managing Directors are his alternates. The Senior Executive Directors exercise various management functions in accordance with delegations from the Governor, but final authority in all matters resides exclusively with the Governor.

The Auditors audit the business of the Bank and may submit their views to the Governor or the supervising Ministers (the Minister of Finance and the Minister of Foreign Affairs) when they deem it necessary. Every half year, the Auditors audit the Bank’s statutory financial statements. Their opinion, together with the statutory financial statements, is submitted to the Minister of Finance within two months after termination of the first six-month period of each fiscal year and within three months after termination of each fiscal year.

The Bank’s Executive Officers (as of October 1, 2004)

Title	Name
Governor	Kyosuke Shinozawa
Deputy Governor and Managing Director	Koji Tanami
Deputy Governor and Managing Director	Yoshihiko Morita
Senior Executive Director	Takayuki Yamada
Senior Executive Director	Akihiko Furuya
Senior Executive Director	Tadashi Iwashita
Senior Executive Director	Iwao Okamoto
Senior Executive Director	Keiichi Tango
Senior Executive Director	Shigeru Nozaki
Senior Executive Director	Fumio Hoshi
Auditor	Yasuo Furutachi
Auditor	Hiromasa Toyooka

Executive Director, JBIC Institute	Shozo Kitta
Resident Executive Director, Osaka Branch	Junichi Kondo
Executive Director	Shigeru Takeda
Executive Director	Hiroshi Tamura
Resident Executive Director for Asia and Oceania	Wataru Yoshida
Resident Executive Director for Europe and the Middle East	Kuniaki Ito
Resident Executive Director for Africa	Hiroshi Haruta
Resident Executive Director for the Americas	Katsunori Kudo

DEBT RECORD

There has been no default on any obligation of the Bank.

FINANCIAL STATEMENTS OF JAPAN BANK FOR INTERNATIONAL

COOPERATION AND AUDITORS

The JBIC Law requires the Bank to prepare statutory financial statements twice a year and to submit them, with an opinion of the Bank’s Auditors thereon, to the Minister of Finance. The accounts of the Government Agencies, which include the Bank, are examined semi-annually by the Board of Audit to determine compliance with certain statutory requirements. The Board of Audit is an independent body created by the Constitution of Japan, and its Examination Reports on the accounts of the Bank and the other Government Agencies, together with its Audit Reports on the final accounts of the Government, are submitted to the Diet through the Cabinet.

Since the fiscal year ended March 31, 2001, the Bank has prepared and made public financial statements in accordance with generally accepted accounting principles and practices for Japanese private corporations (Japanese GAAP), in addition to preparing the statutory financial statements in accordance with the JBIC Law and regulations thereunder. The Bank’s Japanese GAAP financial statements consist of a balance sheet, statement of operations, statement of cash flows, statement of equity, and accompanying notes, all presented in accordance with Japanese GAAP and available in English as well as in Japanese (see Exhibit 4 to this Annual Report on Form 18-K). The Bank’s Japanese GAAP financial statements have been audited by ChuoAoyama PricewaterhouseCoopers, independent accountants, as stated in their report, which is incorporated in Exhibit 4 to this Annual Report on Form 18-K. JBIC may from time to time review its financial statements and accounting procedures and to make appropriate changes to them reflecting market practices and regulations. In preparing the financial statements presented in accordance with Japanese GAAP, the Bank made necessary adjustments to its statutory financial statements, which were prepared based on the Bank’s statutes and related regulations as well as accounting principles applied to special public corporations. The principal differences in accounting practice between the two sets of financial statements pertain to the calculation of the provision for allowance for possible loan losses, the calculation of the allowance for employee retirement benefits, and the accounting treatment of foreign currency transactions and financial products.

Key Differences Between the Japanese GAAP and JBIC Law Financial Statements

	Japanese GAAP Financial Statements	JBIC Law Financial Statements
Profit distribution	• Payments to the National Treasury are classified as profit distribution

•      The JBIC Law and Cabinet orders provide that half of profits in the International Financial Account shall be transferred to reserves. All profits in the Overseas Economic Cooperation Account shall be transferred to reserves

• Profits remaining in the International Financial Account after providing for reserves shall be paid to the National Treasury

Loan loss reserve	• Provided based on the results of a self-assessment of assets according to the Financial Inspection Manuals	• JBIC provides an allowance based on the rate established in a MOF Notification (Actual reserve rate indicated by MOF)

	• Conducts a self-assessment of loan assets and provide a general allowance based on a projected loss rate for loans to Normal borrowers and Watch borrowers	<International Financial Account>
• In principle, provided at 3/1,000 (3/1,000) of loans outstanding at the fiscal year-end

	• Establishes specific reserves / depreciation for Category III and Category IV loans	• For loans to countries subject to Paris Club relief measures (Naples term), the allowance is provided within a range of 1/2 (300/1,000) of the agreed reduced rate

•      The allowance is provided equal to 100% of each of the following outstanding loans: (i) loans to the countries which are categorized as HIPCs, and have reached the Completion Point at fiscal year-end, (ii) loans to the HIPCs which have not reached the Decision Point at the end of FY2002, and (iii) loans under TDB scheme

<Overseas Economic Cooperation Account>

• For ODA loans, provided within a range of 15/1,000 (0.1/1,000) of loans outstanding at fiscal year-end

• For private-sector investment finance, provided within a range of 30/1,000 (30/1,000) of loans outstanding at fiscal year-end

• For equity participation, to cover undistributed losses of invested corporations, provided in proportion to JBIC’s investment against total investment to the corporations

• The allowance is provided equal to 100% of each of the outstanding loans to the HIPCs which have not reached the Decision Point at the end of FY 2002

	Japanese GAAP Financial Statements	JBIC Law Financial Statements

Allowance for employee retirement benefits	• Calculates retirement benefit obligations and provides allowance after deducting the current market value of pension assets	• Not provided

Translation of foreign currency transactions	• Previous month-end TTM for transactions during the year. Fiscal year-end stock at fiscal year-end TTM

•      Non-exchange transactions are stated at the Basic Rate of Exchange (revised semi-annually in January and July by The Bank of Japan). Transactions covered by a forward exchange contract are stated at the contract rate

Financial products (derivatives)

•      In principle, stated at current market value in the income statements. However, hedge accounting is employed for items recognized as for hedge purpose and after their effectiveness is confirmed. Hedge accounting is employed for all interest rate swaps and the market value of these transactions is recorded on the balance sheet

• Off balance sheet transactions

•      Foreign currency swaps are recorded on the balance sheet and the income statement on an accrual basis in accordance with “the transitional application described in JICPA Industry Audit Committee Report No. 25,” which is adopted by the private banks

Differences between the Japanese GAAP and JBIC Law Financial Statements with regard to total assets and equity as of 31 March, 2004

	Total			International Financial Account			Overseas Economic Cooperation Account
	Japanese GAAP	JBIC Law ‚	–‚	Japanese GAAP	JBIC Law ‚	–‚	Japanese GAAP	JBIC Law‚	–‚
	(billions of yen)
Total Assets	20,840	21,344	(505)	10,146	10,143	3	10,694	11,201	(507)
Total Equity	7,896	8,490	(594)	1,621	1,699	(79)	6,275	6,790	(515)
Capital	7,690	7,690	—	986	986	—	6,705	6,705	—
Reserves	206	799	(594)	635	714	(79)	(429)	85	(515)
Total Equity/ Total Assets	37.89%	39.77%	(1.88)%	15.97%	16.75%	(0.78)%	58.68%	60.62%	(1.94)%

JAPAN BANK FOR INTERNATIONAL COOPERATION

REPORT OF AUDITORS OF JAPAN BANK FOR INTERNATIONAL COOPERATION

JAPAN BANK FOR INTERNATIONAL COOPERATION

4-1, Ohtemachi 1-chome

Chiyoda-ku, Tokyo

As auditors of Japan Bank for International Cooperation, we have audited the balance sheet of Japan Bank for International Cooperation as of March 31, 2004 and the related statement of earnings for the year ended March 31, 2004. Our audit was made in accordance with the Japan Bank for International Cooperation Law and regulations thereunder.

In our opinion, the financial statements referred to above present fairly the financial position of Japan Bank for International Cooperation as of March 31, 2004 and the results of its operations for the year then ended, in conformity with the Japan Bank for International Cooperation Law and regulations thereunder and accounting principles generally accepted in Japan.

/s/ YASUO FURUTACHI
YASUO FURUTACHI Auditor Japan Bank for International Cooperation

/s/ HIROMASA TOYOOKA
HIROMASA TOYOOKA Auditor Japan Bank for International Cooperation

November 19, 2004

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEET (THE BANK)

	March 31, 2004	March 31, 2003
	(Millions of Yen)
ASSETS:

Cash and Cash Equivalents	¥219,862	¥288,244
Loans (Note 2)	20,412,648	20,994,803
Investments	153,336	155,271
Accrued Interest Income	150,136	220,573
Miscellaneous Assets	82,605	16,315
Premises and Equipment	27,448	28,096
Deferred Charges	2,926	2,851
Customers’ Liabilities for Acceptances and Guarantees	745,734	630,498
Allowance for Possible Loan and Investment Losses	(450,389)	(454,912)

TOTAL ASSETS	¥21,344,307	¥21,881,739

LIABILITIES, CAPITAL AND RESERVES:

Liabilities:
Long-term Borrowings (Note 4):
From the Government, including Borrowings Due within One Year	¥10,392,925	¥11,218,681
Bonds and Notes, including Borrowings Due within One Year	1,641,318	1,668,298

Total Long-term Borrowings	12,034,243	12,886,980

Accrued Interest Expenses	68,304	76,932
Miscellaneous Liabilities	6,457	107,990
Acceptances and Guarantees	745,734	630,498

TOTAL LIABILITIES	12,854,737	13,702,399

Capital and Reserves:
Capital of the Account for International Financial Operations (Note 5)	985,500	985,500
Capital of the Account for Overseas Economic Cooperation Operations (Note 5)	6,704,644	6,504,344
Reserve of the Account for International Financial Operations (Note 6)	638,582	608,336
Net Earnings of the Account for International Financial Operations	75,352	60,492
Reserve of the Account for Overseas Economic Cooperation Operations (Note 6)	20,667	280,719
Net Earnings of the Account for Overseas Economic Cooperation Operations	64,823	(260,052)

TOTAL CAPITAL AND RESERVES	8,489,569	8,179,341

TOTAL LIABILITIES, CAPITAL AND RESERVES	21,344,307	21,881,739

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENT OF EARNINGS (THE BANK)

	Fiscal Year Ended March 31, 2004	Fiscal Year Ended March 31, 2003
	(Millions of Yen)
Ordinary Income:
Interest on Loans	¥487,903	¥541,430
Guarantee Commissions	3,084	2,746
Dividends on Investments	2,307	2,632
Grant from General Account	30,000	—
Interest on Deposits in Banks	1,679	3,817
Interest on Swaps and Miscellaneous Interest Received	62,715	49,357
Commissions	2,450	2,979
Foreign Exchange Gains	772	2,934
Other Income	2,974	1,261
Reversal of Allowance for Possible Loan and Investment Losses	454,912	71,365

Total	¥1,048,796	¥678,521

Ordinary Expenses:
Interest on Borrowings	¥244,356	¥300,617
Interest on Bonds and Notes	43,184	55,078
Interest on Swaps and Miscellaneous Interest Payment	23,774	29,317
Administrative Expenses	24,461	24,747
Depreciation of Premises and Equipment	1,371	1,557
Commissions	5,855	5,334
Foreign Exchange Losses	5,088	4,133
Write-off of Loans	105,473	316
Loss from Disposal of Investments	1,561	—
Amortization of Discounts on Bonds and Notes	751	1,065
Amortization of Bond and Note Issue Expenses	746	624
Other Expenses	1,612	381
Provision for Allowance for Possible Loan and Investment Losses	450,389	454,912

	908,621	878,080
Net Earnings of the Account for International Financial Operations	75,352	60,492
Net Earnings of the Account for Overseas Economic Cooperation Operations	64,823	(260,052)

Total	¥1,048,796	¥678,521

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION (THE BANK)

	Fiscal Year Ended March 31, 2004	Fiscal Year Ended March 31, 2003
	(Millions of Yen)
Funds Brought Forward from the Prior Fiscal Period	¥288,244	¥428,312

SOURCE OF FUNDS:
Investments from Government	200,300	219,100
Grant from Government	30,000	—
Long-term Borrowings from Government Trust Fund Bureau	583,000	654,000
Long-term Borrowings from Government Post Office Life Insurance Fund	—	—
Short-term Borrowings from Private Banks	9,085	—
Bonds and Notes	377,267	260,998
Collection from Loans	2,146,233	2,334,597
Interest on Loans	451,661	477,553
Guarantee Commissions	2,882	2,544
Income on Securities	—	—
Interest on Deposits in Banks	1,679	3,817
Interest on Swaps and Miscellaneous Interest Received	119,229	139,815
Others	10,379	5,990

TOTAL SOURCES	¥3,931,714	¥4,098,414

USE OF FUNDS:
Loans	1,780,018	1,736,547
Investments	263	474
Repayment of Borrowings from Government Trust Fund Bureau	1,341,182	1,637,386
Repayment of Borrowings from Government Post Office Life Insurance Fund	67,574	72,412
Repayment of Borrowings from Private Banks	9,085	—
Redemption of Bonds and Notes	340,607	223,519
Purchase of Premises and Equipment	887	591
Interest on Borrowings from Government Trust Fund Bureau	244,842	303,993
Interest on Borrowings from Government Post Office Life Insurance Fund	6,590	8,881
Interest on Borrowings from Private Banks	1	—
Interest on Bonds and Notes	45,356	64,644
Interest on Swaps and Miscellaneous Interest Payment	81,523	118,847
Outsourcing Costs	5,847	5,337
Administrative Expenses	24,253	24,554
Miscellaneous Expenses for Bond Issuance	208	193
Others	13,402	10,703
Payment to National Treasury	38,459	30,400

TOTAL USES	¥4,000,097	¥4,238,481

Funds Carried Forward to the Next Fiscal Period	¥219,862	¥288,244

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEET

(INTERNATIONAL FINANCIAL ACCOUNT)

	March 31, 2004	March 31, 2003
	(Millions of Yen)
ASSETS:

Cash and Cash Equivalents	¥185,185	¥228,712
Loans (Note 2)	9,086,993	9,760,698
Investments	—	1,141
Accrued Interest Income	68,881	92,585
Miscellaneous Assets	82,024	15,752
Premises and Equipment	20,230	20,761
Deferred Charges	2,916	2,836
Customers’ Liabilities for Acceptance and Guarantee	745,734	630,498
Allowance for Possible Loan and Investment Losses	(48,570)	(52,950)

TOTAL ASSETS	¥10,143,392	¥10,700,034

LIABILITIES, CAPITAL AND RESERVES:

Liabilities:
Long-term Borrowings (Note 4):
From the Government, including Borrowings Due within One Year	¥6,027,018	¥6,606,964
Bonds and Notes, including Borrowings Due within One Year	1,616,318	1,643,298

Total Long-term Borrowings	7,643,336	8,250,262

Accrued Interest Expenses	51,081	59,254
Miscellaneous Liabilities	3,807	105,690
Acceptances and Guarantees	745,734	630,498

TOTAL LIABILITIES	8,443,958	9,045,705

Capital and Reserves:
Capital (Note 5)	985,500	985,500
Reserve (Note 6)	638,582	608,336
Net Earnings for the Period	75,352	60,492

TOTAL CAPITAL AND RESERVES	1,699,434	1,654,329

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥10,143,392	¥10,700,034

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENT OF EARNINGS

(INTERNATIONAL FINANCIAL ACCOUNT)

	Fiscal Year Ended March 31, 2004	Fiscal Year Ended March 31, 2003
	(Millions of Yen)
Ordinary Income:
Interest on Loans	¥218,856	¥285,925
Guarantee Commissions	3,084	2,746
Interest on Deposits in Banks	1,679	3,813
Interest on Swaps and Miscellaneous Interest Received	62,714	49,357
Commissions	1,819	2,373
Foreign Exchange Gains	772	2,931
Other Income	2,409	986
Reversal of Allowance for Possible Loan and Investment Losses	52,950	36,281

Total	¥344,283	¥384,412

Ordinary Expenses:
Interest on Borrowings	¥123,266	¥161,240
Interest on Bonds and Notes	42,444	54,338
Interest on Swaps and Miscellaneous Interest Payment	23,774	29,317
Administrative Expenses	15,261	15,445
Depreciation of Premises and Equipment	976	1,112
Commissions	3,630	3,307
Foreign Exchange Losses	5,088	4,133
Write-off of Loans	2,359	316
Loss from Disposal of Investments	1,141	—
Amortization of Discounts on Bonds and Notes	746	1,060
Amortization of Bond and Note Issue Expenses	746	624
Other Expenses	930	78
Provision for Allowance for Possible Loan and Investment Losses	48,570	52,950

	268,931	323,919

Net Earnings	75,352	60,492

Total	¥344,283	¥384,412

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION

(INTERNATIONAL FINANCIAL ACCOUNT)

	Fiscal Year Ended March 31, 2004	Fiscal Year Ended March 31, 2003
	(Millions of Yen)
Funds Brought Forward from the Prior Fiscal Period	¥228,712	¥378,697

SOURCE OF FUNDS:
Long-term Borrowings from Government Trust Fund Bureau	288,500	220,000
Long-term Borrowings from Government Post Office Life Insurance Fund	—	—
Short-term Borrowings from Private Banks	9,085	—
Bonds and Notes	377,267	260,998
Collection from Loans	1,630,865	1,918,920
Interest on Loans	223,636	278,622
Guarantee Commissions	2,882	2,544
Income on Securities	—	—
Interest on Deposits in Banks	1,679	3,813
Interest on Swaps and Miscellaneous Interest Received	119,228	139,814
Others	6,454	1,929

TOTAL SOURCES	¥2,659,597	¥2,826,640

USE OF FUNDS:
Loans	1,157,693	1,148,928
Repayment of Borrowings from Government Trust Fund Bureau	822,932	1,139,503
Repayment of Borrowings from Government Post Office Life Insurance Fund	45,514	48,182
Repayment of Borrowings from Private Banks	9,085	—
Redemption of Bonds and Notes	340,607	223,519
Purchase of Premises and Equipment	550	366
Interest on Borrowings from Government Trust Fund Bureau	125,637	167,784
Interest on Borrowings from Government Post Office Life Insurance Fund	4,248	5,756
Interest on Borrowings from Private Banks	1	—
Interest on Bonds and Notes	44,616	63,904
Interest on Swaps and Miscellaneous Interest Payment	81,523	118,847
Outsourcing Costs	3,625	3,309
Administrative Expenses	15,055	15,254
Miscellaneous Expenses for Bond Issuance	206	191
Others	13,373	10,684
Payment to National Treasury	38,459	30,400

TOTAL USES	¥2,703,124	¥2,976,626

Funds Carried Forward to the Next Fiscal Period	¥185,185	¥228,712

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEET

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	March 31, 2004	March 31, 2003
	(Millions of Yen)
ASSETS:

Cash and Cash Equivalents	¥34,677	¥59,533
Loans (Note 2)	11,325,655	11,234,105
Investments	153,336	154,129
Accrued Interest Income	81,255	127,988
Miscellaneous Assets	581	563
Premises and Equipment	7,218	7,335
Deferred Charges	10	15
Allowance for Possible Loan and Investment Losses	(401,819)	(401,962)

TOTAL ASSETS	¥11,200,915	¥11,181,706

LIABILITIES, CAPITAL AND RESERVES:

Liabilities (Note 4):
Long-term Borrowings from the Government, including Borrowings Due within One Year	¥4,365,907	¥4,611,717
Bonds and Notes	25,000	25,000
Accrued Interest Expenses	17,222	17,677
Miscellaneous Liabilities	2,650	2,299

TOTAL LIABILITIES	4,410,780	4,656,694

Capital (Note 5)	6,704,644	6,504,344
Reserve (Note 6)	20,667	280,719
Net Income for the Period	64,823	(260,052)

TOTAL CAPITAL AND RESERVES	6,790,135	6,525,012

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥11,200,915	¥11,181,706

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENT OF EARNINGS

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	Fiscal Year Ended March 31, 2004	Fiscal Year Ended March 31, 2003
	(Millions of Yen)
Ordinary Income:
Interest on Loans	¥269,047	¥255,505
Dividends on Investments	2,307	2,632
Grant from General Account	30,000	—
Interest on Deposits in Banks	0	4
Miscellaneous Interest Received	0	0
Commissions	630	606
Foreign Exchange Gains	—	3
Other Income	566	275
Reversal of Allowance for Possible Loan and Investment Losses	401,962	35,084

Net Earnings	260,052	—

Total	¥704,513	¥294,109

Ordinary Expenses:
Interest on Borrowings	¥121,090	¥139,377
Interest on Bonds and Notes	740	740
Administrative Expenses	9,200	9,302
Depreciation of Premises and Equipment	395	445
Commissions	2,225	2,027
Foreign Exchange Losses	—	0
Write-off of Loans	103,114	—
Loss from Disposal of Investments	420	—
Amortization of Discounts on Bonds and Notes	5	5
Other Expenses	682	303
Provision for Allowance for Possible Loan and Investment Losses	401,819	401,962

	639,690	554,161
Net Earnings	64,823	(260,052)

Total	¥704,513	¥294,109

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	Fiscal Year Ended March 31, 2004	Fiscal Year Ended March 31, 2003
	(Millions of Yen)
Funds Brought Forward from the Prior Fiscal Period	¥59,533	¥49,614

SOURCE OF FUNDS:
Investments from Government	200,300	219,100
Grant from Government	30,000	—
Long-term Borrowings from Government Trust Fund Bureau	294,500	434,000
Long-term Borrowings from Government Post Office Life Insurance Fund	—	—
Collection from Loans	515,367	415,677
Interest on Loans	228,025	198,931
Income on Securities	—	—
Interest on Deposits in Banks	0	4
Interest on Swaps and Miscellaneous Interest Received	0	0
Others	3,924	4,061

TOTAL SOURCES	¥1,272,117	¥1,271,773

USE OF FUNDS:
Loans	622,325	587,619
Investment	263	474
Repayment of Borrowings from Government Trust Fund Bureau	518,250	497,883
Repayment of Borrowings from Government Post Office Life Insurance Fund	22,060	24,230
Purchase of Premises and Equipment	337	224
Interest on Borrowings from Government Trust Fund Bureau	119,205	136,210
Interest on Borrowings from Government Post Office Life Insurance Fund	2,342	3,125
Interest on Bonds and Notes	740	740
Outsourcing Costs	2,222	2,028
Administrative Expenses	9,198	9,300
Miscellaneous Expenses for Bond Issuance	2	2
Others	28	20

TOTAL USES	¥1,296,972	¥1,261,855

Funds Carried Forward to the Next Fiscal Period	¥34,677	¥59,533

JAPAN BANK FOR INTERNATIONAL COOPERATION

NOTES TO FINANCIAL STATEMENTS

1. Summary of Principal Accounting Policies:

Basis of presentation

The accompanying financial statements of Japan Bank for International Cooperation (the “Bank”) are prepared in conformity with the Japan Bank for International Cooperation Law (the “JBIC Law”) and the regulations thereunder and accounting principles and practices generally accepted in Japan. The Bank was established on October 1, 1999. The Bank is the result of a merger between The Export-Import Bank of Japan (“JEXIM”) and the Overseas Economic Cooperation Fund, Japan (“OECF”).

Pursuant to the JBIC Law, the Bank’s international financial operations (succeeded from JEXIM) and overseas economic cooperation operations (succeeded from OECF) are accounted for separately in the international financial account and the overseas economic cooperation account, respectively. The Bank reports the results of operations of the Bank as a whole as well as those of its international financial account and its overseas economic cooperation account separately.

Translation of foreign currencies

Foreign currency loans, bonds and notes are translated into yen equivalent at the Basic Rate of Exchange (revised semi-annually by the Minister of Finance based on the market rates prevailing during the preceding six-month period), except for those covered by forward exchange contracts, which have been translated into yen equivalent at the contracted rates.

Securities

Total average cost method

Allowance for possible loan and investment losses

Pursuant to the relevant cabinet order and regulations, the Bank is required to provide an allowance for possible loan and investment losses. The proportion of such an allowance to outstanding loans and investments amount is determined by the Minister of Finance.

i) International Financial Account

The Bank provided an allowance in the amount of ¥27,261 million equal to 0.3% of outstanding loan amount as of March 31, 2004.

For loans to the poorest and most indebted countries eligible for the Naples Terms, the Bank provided a separate allowance to cover possible losses in the amount of ¥4,221 million.

In addition, for (i) loans to the countries, which are categorized as Heavily Indebted Poor Countries (“HIPCs”), which have not reached the Decision Point at the end of the fiscal year ended March 31, 2003, and (ii) loans under TDB (the Trade and Development Board) scheme, the bank provided a separate allowance to cover possible losses in the amount of ¥2,086 million and ¥15,001 million, respectively, equal to 100% of each of the outstanding loans as of March 31, 2004.

ii) Overseas Economic Cooperation Account

For official development assistance (ODA) loans, the Bank provided an allowance in the amount of ¥1,132 million equal to 0.01% of outstanding loans as of March 31, 2004.

For loans for private-sector investment finance, the Bank provided an allowance in the amount of ¥175 million equal to 3% of outstanding loans as of March 31, 2004.

In addition, for loans to the HIPCs, which have not reached the Decision Point at the end of the fiscal year ended March 31, 2003, the bank provided a separate allowance to cover possible losses in the amount of ¥365,778 million equal to 100% of outstanding loans as of March 31, 2004.

For investments, the Bank provided an allowance in the amount of ¥34,734 million to cover possible losses: the amount of such an allowance is calculated in proportion to the ratio of accumulated losses of each invested firm/fund to the total capital hereof.

Bank premises and equipment and depreciation

Premises and equipment are stated at cost. Depreciation has been computed by the declining-balance method for buildings (other than those acquired on or after April 1, 1998 by the Bank or its predecessors), furniture and fixtures, and by the straight-line method for intangible assets, based on the estimated useful lives as prescribed by the Corporate Tax Law of Japan.

2. Loans:

Loans are stated at face value. Loans of the Bank as of March 31, 2003 and 2004 consisted of the following:

	March 31, 2004	March 31, 2003
	(Millions of Yen)
International financial account:
Loans in Japanese yen	¥4,281,845	¥4,778,099
Loans in foreign currency	4,805,148	4,982,599

Subtotal	¥9,086,993	¥9,760,698

Overseas economic cooperation account:
Loans in Japanese yen	¥11,325,655	¥11,234,105
Loans in foreign currency	—	—

Subtotal	¥11,325,655	¥11,234,105

Total loans in Japanese yen	¥15,607,500	¥16,012,204
Total loans in foreign currency	4,805,148	4,982,599

Total loans	¥20,412,648	¥20,994,803

3. Loans past due

Loans of the Bank include the following non-performing loans:

	March 31, 2004
	(Millions of Yen)
	International Financial Account	Overseas Economic Cooperation Account	Total
Loans past due	¥187,356	¥359,514	¥546,870

“Loans past due” are loans which are placed on nonaccrual status if they are past due for more than six months or for other reasons in accordance with the regulation 293 of the Ministry of Finance dated as of September 30, 1999.

In the event that a debtor country requests debt restructuring with respect to external public debt, meetings of creditor countries (“The Paris Club”) will be held about debt relief measures. When creditor countries agree on debt relief measures, a rescheduled agreement between a creditor and a debtor is agreed, and repayments are made according to the agreement. Therefore, loans which are agreed on debt relief on the Paris Club are excluded from “Loans past due.” Such amount excluded from “Loan past due” and the amounts which are decided by the Japanese government to be waivered are:

	March 31, 2004
	(Millions of Yen)
	International Financial Account	Overseas Economic Cooperation Account	Total
Amounts agreed at the Paris Club	¥11,246	¥21,186	¥32,431
Amounts decided by the Japanese government to be waived	1,475	208,727	210,201

4. Long-term Borrowings:

With respect to the Bank’s international financial account, long-term borrowings, including borrowings due within one year, as of March 31, 2003 and 2004 consisted of the following :

	March 31, 2004	March 31, 2003
	(Millions of Yen)
LONG-TERM BORROWINGS FROM:
Government Fund for Fiscal Investment and Loan Program, (0.4%-4.65% obligations due 2004 to 2014)	¥5,892,214	¥6,426,646
Government Post Office Life Insurance Fund, (2.0%-4.65% obligations due 2005 to 2010)	134,804	180,318

Total borrowings from the Government	¥6,027,018	¥6,606,964

FOREIGN BONDS AND NOTES GUARANTEED BY THE GOVERNMENT:
U.S. dollar (6.25%-8.25% bonds and notes due 2004 to 2009)	¥529,000	¥677,600
Sterling pound (8.00% bonds due 2007)	77,901	81,965
Japanese yen (0.35%-2.875% bonds due 2005 to 2008)	139,389	267,663
Euro (3.25%-7.75% bonds due 2005 to 2013)	330,028	316,070

Total foreign bonds and notes	¥1,076,318	¥1,343,298

DOMESTIC BONDS
FILP Agency Bonds (0.24%-1.52% bonds due 2006 to 2013)	¥540,000	¥300,000

Total bonds and notes	¥1,616,318	¥1,643,298

Total long-term borrowings	¥7,643,336	¥8,250,262

With respect to the Bank’s overseas economic cooperation account, long-term borrowings, including borrowings due within one year, as of March 31, 2003 and 2004 consisted of the following:
	March 31, 2004	March 31, 2003
	(Millions of Yen)
LONG-TERM BORROWINGS FROM:
Government Fund for Fiscal Investment and Loan Program, (0.8%-7.3% obligations due 2004 to 2018)	¥4,283,887	¥4,507,637
Government Post Office Life Insurance Fund, (1.6%-4.65% obligations due 2004 to 2011)	82,020	104,080

Total borrowings from the Government	¥4,365,907	¥4,611,717

DOMESTIC BONDS
Japanese yen, 2.9%-3.0% bonds due 2005 to 2006	¥25,000	¥25,000

Total long-term borrowings	¥4,390,907	¥4,636,717

Bond and note discounts have been amortized by the straight-line method over the term of the bonds and notes. The balance of unamortized discounts as of March 31, 2004 was ¥1,681 million with respect to the international financial account and ¥10 million with respect to the overseas economic cooperation account.

With respect to the international financial account, the aggregate annual maturities of long-term borrowings outstanding as of March 31, 2004 were as follows:

Fiscal years ending March 31	Total
(Millions of Yen)
2005	¥916,954
2006	1,029,223
2007	1,087,085
2008	1,343,646
2009	1,539,163
2010	719,073
2011	320,378
2012	271,760
2013	129,998
2014	286,057

With respect to the overseas economic cooperation account, the aggregate annual maturities of long-term borrowings outstanding as of March 31, 2004 were as follows:

Fiscal years ending March 31	Total
(Millions of Yen)
2005	¥534,348
2006	539,039
2007	510,113
2008	458,495
2009	419,662
2010	379,129
2011	332,921
2012	286,487
2013	265,700
2014	220,729
2015	169,333
2016	123,067
2017	86,387
2018	48,679
2019	16,817

5. Capital:

In accordance with the provisions of the JBIC Law and regulations thereunder, the capital of the Bank as of March 31, 2004 consisted of ¥985,500 million with respect to its international financial account and ¥6,704,644 million with respect to its overseas economic cooperation account, all of which had been contributed in cash by the Government.

The Government is the sole owner of the equity interest, which is evidenced at the Registration Office of the Legal Affairs Bureau of Japan.

6. Reserve:

In accordance with the JBIC Law and the cabinet order with respect to its international financial account, the Bank is required to appropriate out of net earnings, as a reserve, up to an amount equivalent to 50% of net earnings until it reaches the same amount as the capital contributed into the international financial account. This reserve amounted to ¥638,582 million as of March 31, 2004.

The reserve so provided may only be used to cover net losses. The balance of the net earnings remaining each year, after provision for this reserve, is to be paid to the National Treasury of Japan by May 31 of the following fiscal year.

In accordance with the JBIC Law, with respect to its overseas economic cooperation account, the Bank is required to cover any loss brought forward from the previous fiscal year if, upon calculation of profit and loss of the overseas economic cooperation account for each year, there is a surplus. If there is a surplus thereafter, the Bank is required to accumulate such surplus as a reserve until it reaches the same amount as the capital contributed to the overseas economic cooperation account. Such reserve amounted to ¥20,667 million as of March 31, 2004.

Pursuant to the JBIC Law, the reserves of the international financial account and the overseas economic cooperation account can be appropriated only for such losses.

SUPPLEMENTAL TABLE OF JAPAN BANK FOR INTERNATIONAL COOPERATION

(INTERNATIONAL FINANCIAL ACCOUNT)

		(in millions)
Government-guaranteed bonds and notes issued in overseas markets as of March 31, 2004(1)
U.S. Dollar obligations
6.25% Guaranteed Bonds due 2005 ($300) issued in 1993		¥34,500
8.25% Guaranteed Bonds due 2004 ($300) issued in 1994		34,500
6.5% Guaranteed Bonds due 2005 ($500) issued in 1995		57,500
6.5% Guaranteed Bonds due 2004 ($500) issued in 1999		57,500
7.0% Guaranteed Bonds due 2009 ($1,000) issued in 1999		115,000
7.125% Guaranteed Bonds due 2005 ($1,000) issued in 2000		115,000
3 month LIBOR + 0.0625% Guaranteed Floating Rate Notes due 2006 ($1,000) issued in 2001		115,000

Subtotal	$(4,600)	¥529,000

Sterling Pound obligations
8.0% Guaranteed Bonds due 2007 (STG400) issued in 1997		77,901

Subtotal	STG(400)	¥77,901
Japanese yen obligations
2.875% Guaranteed Bonds due 2005 (¥60,000) issued in 1995		81,416
0.35% Guaranteed Bonds due 2008 (¥60,000) issued in 2003		57,973

Subtotal	¥(120,000)	¥139,389

Euro obligations
7.75% Guaranteed Bonds due 2005 (EUR383) issued in 1995		57,112
6.625% Guaranteed Bonds due 2007 (EUR229) issued in 1996		33,659
5.75% Guaranteed Bonds due 2008 (EUR305) issued in 1997		40,073
5.75% Guaranteed Bonds due 2007 (EUR511) issued in 1997		66,532
3.25% Guaranteed Bonds due 2008 (EUR500) issued in 2003		65,096
4.5% Guaranteed Bonds due 2013 (EUR500) issued in 2003		67,557

Subtotal	EUR(2,428)	¥330,028

Non-government guaranteed bonds issued in domestic market as of March 31, 2004
Japanese yen obligations
0.51% FILP Agency Bonds due 2006 (¥50,000) issued in 2001		¥50,000
1.45% FILP Agency Bonds due 2011 (¥50,000) issued in 2001		50,000
0.61% FILP Agency Bonds due 2007 (¥50,000) issued in 2002		50,000
1.52% FILP Agency Bonds due 2012 (¥50,000) issued in 2002		50,000
0.35% FILP Agency Bonds due 2007 (¥50,000) issued in 2002		50,000
1.19% FILP Agency Bonds due 2012 (¥50,000) issued in 2002		50,000
0.24% FILP Agency Bonds due 2008 (¥60,000) issued in 2003		60,000
0.65% FILP Agency Bonds due 2013 (¥60,000) issued in 2003		60,000
0.61% FILP Agency Bonds due 2008 (¥50,000) issued in 2004		50,000
1.47% FILP Agency Bonds due 2013 (¥70,000) issued in 2004		70,000

Subtotal	¥(540,000)	¥540,000

Total bonds and notes		¥1,616,318

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in millions of units of relevant foreign currency) for foreign borrowings. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Financial Statements”.

SUPPLEMENTAL TABLE OF JAPAN BANK FOR INTERNATIONAL COOPERATION

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

		(in millions)
Government-guaranteed bonds issued in the domestic market as of March 31, 2004
Japanese yen obligations
3.0% Guaranteed Bonds due 2005 (¥15,000) issued in 1995		¥15,000
2.9% Guaranteed Bonds due 2006 (¥10,000) issued in 1996		10,000

Subtotal	¥(25,000)	¥25,000

Total bonds		¥25,000